Exhibit 99.1

CONTACTS:

Investors: Ben Matone, 484-362-0076, ben.matone@inovio.com

Media: Jeff Richardson, 267-440-4211, jrichardson@inovio.com

Inovio Welcomes Biotech Leader

To its Board of Directors

Inovio also announces retirement of long-serving board member

PLYMOUTH MEETING, PA – January 15, 2020 – Inovio Pharmaceuticals, Inc. (NASDAQ:INO) today announced the appointment of Jay Shepard to its Board of Directors. Mr. Shepard brings broad healthcare and financial experience to the board given his tenure as CEO of several biotech companies, his multiple corporate board appointments and his expertise as a healthcare venture capitalist.

Dr. J. Joseph Kim, Inovio’s President & CEO said, “We are fortunate to have Jay Shepard join Inovio’s Board of Directors. Jay’s expertise in health care, corporate financing and M&A in the industry will be an asset to our company as we execute on our strategic deliverables in the next year and the next decade.”

Inovio also announced the retirement of Mort Collins from its Board. Dr. Collins had been a founding Board member of Inovio’s predecessor, VGX Pharmaceuticals.

Regarding Mort Collins, Dr. Kim said, “For almost two decades Mort has been a guiding hand for Inovio helping us grow and make the right choices in science and business. For me, Mort has been more than a corporate board member. He has been a mentor to me and a strong voice I’ve relied on to manage innovation as we develop and commercialize our DNA medicines.”

About Jay Shepard

Mr. Shepard is currently Non-executive Chairman and formerly President and Chief Executive Officer of Aravive, a clinical-stage biopharmaceutical company developing treatments designed to halt the progression of life-threatening diseases, including cancer and fibrosis. Previously, Mr. Shepard was an Executive Partner at Sofinnova Ventures, a healthcare venture capital firm. Before that he also served as President and Chief Executive Officer and was a member of the board of directors of NextWave Pharmaceuticals, Inc., a specialty pharmaceutical company developing and commercializing unique pediatric products utilizing proprietary drug delivery technology that was acquired by Pfizer, Inc. Mr. Shepard has also served as President and Chief Executive Officer and a member of the board of directors of Ilypsa, Inc., a biopharmaceutical company pioneering novel non-absorbed polymeric drugs for renal and metabolic disorders that was acquired by Amgen. Mr. Shepard has held board appointments for numerous public and private companies, including Ilypsa, Inc., Relypsa, Inc., Intermune, Inc., Bullet Biotechnology, Inc., Marinus Pharmaceuticals, Inc., and Durect Corporation. Currently, Mr. Shepard serves on the board of directors of Esperion Therapeutics, Inc., a pharmaceutical company, and of the Christopher & Dana Reeve Foundation. Mr. Shepard holds a B.S. in Business Administration from the University of Arizona.

About Inovio Pharmaceuticals, Inc.

Inovio is a biotechnology company focused on rapidly bringing to market precisely designed DNA medicines to treat, cure and/or protect people from diseases associated with HPV, cancer, and infectious diseases. Inovio is the first and only company to have clinically demonstrated that a DNA medicine can be delivered directly into cells in the body via a proprietary smart device to safely produce a robust immune response to destroy and clear high-risk HPV 16 and 18, which are responsible for 70% of cervical cancer, 90% of anal cancer and 69% of vulvar cancer. In addition to HPV, Inovio’s optimized plasmid design and delivery technology has been demonstrated to consistently activate robust and fully functional T cell and antibody responses against targeted cancers and pathogens. Inovio’s most advanced clinical program, VGX-3100, is in Phase 3 development for the treatment of HPV-related cervical pre-cancer. Also in development are Phase 2 immuno-oncology programs targeting HPV-related cancers and GBM, as well as externally funded platform development programs in Zika, MERS, Lassa, and HIV. Partners and collaborators include ApolloBio Corporation, AstraZeneca, The Bill & Melinda Gates Foundation, Coalition for Epidemic Preparedness Innovations (CEPI), Defense Advanced Research Projects Agency, GeneOne Life Science, HIV Vaccines Trial Network, Medical CBRN Defense Consortium (MCDC), National Cancer Institute, National Institutes of Health, National Institute of Allergy and Infectious Diseases, Regeneron, Roche/Genentech, University of Pennsylvania, Walter Reed Army Institute of Research, and The Wistar Institute. For more information, visit www.inovio.com.

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This press release contains certain forward-looking statements relating to our business, including our plans to develop DNA medicines, our expectations regarding our research and development programs, as well as commercialization activities, including the planned initiation and conduct of clinical trials, the availability and timing of data from those trials and our commercialization strategy and tactics. Actual events or results may differ from the expectations set forth herein as a result of a number of factors, including uncertainties inherent in pre-clinical studies, clinical trials, product development programs and commercialization activities and outcomes, the availability of funding to support continuing research and studies in an effort to prove safety and efficacy of electroporation technology as a delivery mechanism or develop viable DNA vaccines, our ability to support our pipeline of SynCon® active immunotherapy and vaccine products, the ability of our collaborators to attain development and commercial milestones for products we license and product sales that will enable us to receive future payments and royalties, the adequacy of our capital resources, the availability or potential availability of alternative therapies or treatments for the conditions targeted by us or our collaborators, including alternatives that may be more efficacious or cost effective than any therapy or treatment that we and our collaborators hope to develop, issues involving product liability, issues involving patents and whether they or licenses to them will provide us with meaningful protection from others using the covered technologies, whether such proprietary rights are enforceable or defensible or infringe or allegedly infringe on rights of others or can withstand claims of invalidity and whether we can finance or devote other significant resources that may be necessary to prosecute, protect or defend them, the level of corporate expenditures, assessments of our technology by potential corporate or other partners or collaborators, capital market conditions, the impact of government healthcare proposals and other factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2018, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, and other filings we make from time to time with the Securities and Exchange Commission. There can be no assurance that any product candidate in our pipeline will be successfully developed, manufactured or commercialized, that final results of clinical trials will be supportive of regulatory approvals required to market products, or that any of the forward-looking information provided herein will be proven accurate. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise these statements, except as may be required by law.